MOORE STEPHENS COOPER MOLYNEUX LLP
CHARTERED ACCOUNTANTS

8th Floor, 701 Evans Avenue
Toronto, Ontario
Canada M9C 1A3
Telephone: (416) 626-6000 Fax: (416) 626-8650
www.mscm.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report, dated March 2, 2007 on our audits of the consolidated balance sheet of Head Dragon Holdings Limited. as of December 31, 2006 and December 31, 2005 and the related consolidated statements of income and retained earnings, and cash flows, for each of the three years in the period ended December 31, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Moore Stephens Cooper Molyneux LLP.

MOORE STEPHENS COOPER MOLYNEUX LLP

May 7, 2007